QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21

SUBSIDIARIES OF CARDIOTECH INTERNATIONAL, INC.

Name	State or other jurisdiction of incorporation or organization
Catheter and Disposables Technology, Inc.	Minnesota
Dermaphylyx International, Inc.	Massachusetts
Gish Biomedical, Inc.	California
CardioTech Realty LLC	Massachusetts

QuickLinks

  Exhibit 21
SUBSIDIARIES OF CARDIOTECH INTERNATIONAL, INC.